Exhibit 2.2

TAX SHARING AND INDEMNIFICATION AGREEMENT

Between

NEWS CORPORATION

and

NEW NEWS CORPORATION

Dated as of June 28, 2013

i

ii

TAX SHARING AND INDEMNIFICATION AGREEMENT

TAX SHARING AND INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of June 28, 2013, by and between NEWS CORPORATION, a Delaware corporation (“Remainco”), and NEW NEWSCORP INC, a Delaware limited liability company and a wholly owned subsidiary of Remainco (“New News Corporation”). Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Separation and Distribution Agreement, dated as of June 28, 2013, between Remainco and New News Corporation (the “Separation and Distribution Agreement”).

WITNESSETH

WHEREAS, Remainco and New News Corporation have entered into the Separation and Distribution Agreement pursuant to which (a) (i) Remainco will, and will cause its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and businesses of Remainco and its Subsidiaries to New News Corporation and its Subsidiaries, and (ii) Remainco and New News Corporation will, and will cause their respective Subsidiaries to, effect the Restructuring (as defined below) and (b) Remainco will distribute the stock of New News Corporation to its shareholders (the “Distribution”) as described therein;

WHEREAS, prior to consummation of the Restructuring and the Distribution, Remainco was the publicly-traded parent of a multinational group of corporations (“Remainco Existing Group”) and the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files consolidated U.S. federal income Tax Returns (“Remainco Consolidated Group”);

WHEREAS, as a result of the Distribution, members of the New News Corporation Group will cease to be members of the Remainco Existing Group and will cease to file Tax Returns with other members of the Remainco Existing Group;

WHEREAS, prior to consummation of the Restructuring and the Distribution, a member of the Remainco Group was a member of the group for the purposes of United Kingdom value added tax, of which the “representative member” was NI Group Limited (the “Newspaper VAT Group”), and certain members of the Remainco Group and the New News Corporation Group together formed a group for the purposes of the United Kingdom corporation tax group relief legislation;

WHEREAS, prior to the Distribution, (i) Remainco or other members of the Remainco Group will have formed News Preferred Holdings Inc. (“Newco”) and undertaken the Newco Contribution, and (ii) such member of the Remainco Group will have undertaken the Newco Preferred Stock Sale;

WHEREAS, the Parties intend that for U.S. federal income tax purposes, (i) the Internal Distributions will qualify for non-recognition of gain or loss under Sections 355 and 368(a)(1)(D) of the Code; (ii) the Newco Contribution will be a transaction pursuant to which gain or loss is recognized under Section 1001 of the Code, (iii) the Newco Contribution Losses and the Newco Contribution Gains will be recognized and taken into account by the Remainco Consolidated Group, (iv) the New News Corporation Contribution will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (v) the NAI Spinco merger will qualify as a tax-free reorganization under Section 368(a) of the Code; and (vi) the Distribution will qualify for non-recognition of gain or loss under Sections 355 and 368(a)(1)(D) of the Code (collectively, “Intended US Tax Treatment”);

WHEREAS, the Parties intend that for Australian tax purposes (i) no part of the distribution will be a dividend and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B to deem all or part of the Distribution to be an unfranked dividend (the “Intended Australian Tax Treatment” and, collectively with the Intended US Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, Remainco has obtained the US Ruling and the Opinion to the effect that, subject to the assumptions set forth therein, the Restructuring and the Distribution will qualify for the Intended US Tax Treatment;

WHEREAS, the Australian Taxation Office (the “ATO”) has issued the Australian Ruling to the effect that, subject to the assumptions set forth therein, the Restructuring and the Distribution will qualify for the Intended Australian Tax Treatment;

WHEREAS, an indirect subsidiary of Remainco is, as of the date hereof, engaged in a Tax dispute with a foreign Taxing Authority as described in Exhibit A (the “Remainco Foreign Tax Matter”);

WHEREAS, various indirect subsidiaries of New News Corporation are, as of the date hereof, engaged in a Tax dispute with a foreign Taxing Authority as described in Exhibit A (the “New News Corporation Foreign Tax Matter”);

WHEREAS, in contemplation of the Distribution, the Parties desire to enter into this Agreement to provide for the allocation among them of the liabilities for Taxes arising prior to, as a result of and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. General. As used in this Agreement, capitalized terms shall have the following meanings:

“Additional Tax” means:

(i) with respect to a Tainting Act by a New News Corporation Group member that results in the Remainco Group not being able to utilize any Newco Contribution Losses, an amount equal to the sum of (a) the amount of any Tax refund, credit or similar benefit that the Remainco Consolidated Group would otherwise have received under applicable Tax law if the Newco Contribution Losses had been utilizable by the Remainco Consolidated Group and, where relevant, the Remainco Consolidated Group could have carried back the Newco Contribution Losses to one or more taxable periods prior to the taxable period during which the Newco Contribution Losses would have been incurred, and, without duplication, (b) the product of (x) the amount by which the consolidated taxable income (as determined under Treasury regulation section 1.1502-11) of the Remainco Consolidated Group for the taxable period during which the Newco Contribution Losses would have been incurred and each successive taxable period thereafter (determined without taking into account any Tax Benefit Attributes of the Remainco Consolidated Group) otherwise would have been reduced by the Newco Contribution Losses, multiplied by (y) the highest marginal corporate tax rate for the applicable taxable period under federal, state and local Tax law;

(ii) subject to clause (i) above and without duplication, with respect to any Tainting Act that affects the amount of any Tax imposed on or attributable to any member of the Remainco Group for which Remainco otherwise is responsible under this Agreement, an amount equal to the excess (if any) of (a) the cumulative amount of Tax for which Remainco is responsible under this Agreement after taking into account any and all Tainting Acts by the New News Corporation Group, over (b) the cumulative amount of Tax for which Remainco would be responsible under this Agreement determined without taking into account any Tainting Act; and

(iii) subject to clauses (i) and (ii) and without duplication, with respect to any Tainting Act that affects a Tax Benefit Attribute of any Remainco Group member, an amount equal to the refund, credit or other similar reduction in otherwise required Tax payments relating to the utilization of such Tax Benefit Attribute that Remainco otherwise would have recognized if such Tainting Act had not occurred.

“After-Tax Basis” means with respect to an indemnified liability, that, notwithstanding anything to the contrary contained in this Agreement, the indemnification payment in respect of such indemnified liability (x) shall be reduced by an amount equal to the present value of any Tax benefit made allowable to the indemnified Party (which Tax benefit would not have arisen or been allowable but for such indemnified liability) and (y) shall be increased by an amount of any Tax detriment equal to the present value of any Tax imposed on the receipt of the indemnification payment (including, any additional amounts received pursuant to this clause (ii)). For purposes hereof, Tax benefit and detriment shall be determined (i) using the highest marginal rate in effect at the time of the determination in each relevant jurisdiction, assuming that the indemnified Party will be liable for Taxes at such marginal rates; (ii) assuming that any non-United States income Taxes attributable to such indemnified liability or indemnification payment are fully creditable as foreign tax credits; (iii) assuming that no other Tax attributes are available at the time of the determination; and (iv) assuming that any Tax benefit is used, or Tax detriment is recognized, at the earliest date allowable by applicable Law. The present value referred to in the immediately preceding sentence shall be determined using a discount rate equal to the midterm applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

“Agreement” has the meaning assigned in the preamble hereto;

“ATO” has the meaning assigned in the preamble hereto;

“Australian Ruling” means the Class Ruling issued by the ATO in connection with the Restructuring and the Distribution, together with any supplements issued by, and submissions to, the ATO with respect to such ruling;

“Business Day” means any day other than a Saturday, a Sunday and a day on which banks are required or authorized by law to be closed in the City of New York;

“Business Purpose Letter” means the letter attached as Exhibit B, setting forth the business purpose of the Distribution;

“Cash Contribution” has the meaning set forth in the Separation and Distribution Agreement;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and any successor legislation;

“Consolidated Group” means, with respect to a Person, (i) the Remainco Consolidated Group if the Person is a member thereof for such taxable period and (ii) the New News Corporation Consolidated Group if such Person is a member thereof for such taxable period;

“CTA 2009” means the Corporation Tax Act 2009 of the United Kingdom;

“CTA 2010” means the Corporation Tax Act 2010 of the United Kingdom;

“Current Employer” has the meaning assigned in Section 3.03;

“DCL” has the meaning assigned in Section 3.04;

“Distribution” has the meaning assigned in the preamble hereto;

“Distribution Date” means the date of the Distribution;

“Distribution Tax” means (i) any Tax, calculated without regard to any Tax Benefit Attributes of the Remainco Group, required to be paid by or imposed on any Remainco Group member resulting from, or arising in connection with, the failure of any of the Internal Distributions, the New News Corporation Contribution or the Distribution to qualify for the Intended Tax Treatment, including by reason of the application of Section 355(e) of the Code to the Distribution, and (ii) any and all losses and liabilities relating to or arising from claims of lawsuits by stockholders of Remainco or stockholders of New News Corporation resulting from (A) the failure of the Distribution to be tax-free to such stockholders under Section 355 of the Code (except with respect to cash received in lieu of fractional shares of New News Corporation stock) or (B) the Distribution and the Restructuring not being treated, for U.S. federal income tax purposes, in accordance with the Intended Tax Treatment;

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4)

of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under state, local or foreign law; (iii) the expiration of the applicable statute of limitations; or (iv) payment of such Tax, if assessed by a Taxing Authority, pursuant to an agreement in writing by New News Corporation and Remainco to accept such assessment;

“Governmental Authority” means any U.S. or non-U.S. national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body;

“GRA” has the meaning assigned in Section 3.05;

“Group” of which a Person is a member means (i) the Remainco Group if the Person is a member of the Remainco Group and (ii) the New News Corporation Group if such Person is a member of the New News Corporation Group;

“Indemnifying Party” has the meaning assigned in Section 4.03;

“Indemnitee” has the meaning assigned in Section 4.03;

“Intended Australian Tax Treatment” has the meaning assigned in the preamble hereto;

“Intended Tax Treatment” has the meaning assigned in the preamble hereto;

“Intended US Tax Treatment” has the meaning assigned in the preamble hereto;

“Internal Distributions” means the distributions of stock within the Remainco Existing Group that are described in the US Ruling as qualifying for nonrecognition treatment under Sections 355 and 368(a)(1)(D) of the Code;

“IRS” means the U.S. Internal Revenue Service;

“NAI Spinco” means NAI Spinco Inc., a Delaware corporation;

“NAI Spinco Merger” means the merger of NAI Spinco with and into New News Corporation, which is part of the Restructuring and which the Parties intend to be treated as a reorganization for U.S. federal income tax purposes;

“New News Corporation” has the meaning assigned in the preamble hereto;

“New News Corporation Assumed DCL” has the meaning assigned in Section 3.04;

“New News Corporation Class A Common Stock” means the authorized and outstanding class A common stock of New News Corporation;

“New News Corporation Consolidated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) as in existence after the Distribution Date of which New News Corporation is the common parent;

“New News Corporation Contribution” means the transfer of Separated Assets by Remainco to New News Corporation pursuant to the Separation and Distribution Agreement;

“New News Corporation Foreign Tax Matter” has the meaning assigned in the preamble hereto;

“New News Corporation Group” means New News Corporation and any Subsidiary, from time to time, of New News Corporation after the New News Corporation Contribution;

“New News Corporation Separate Returns” has the meaning assigned in Section 2.01(c);

“Newco” has the meaning assigned in the preamble hereto;

“Newco Contribution” means the contribution by a subsidiary of Remainco of the assets set forth in Exhibit C in exchange (to the extent provided in the relevant capitalization agreement) for all of the outstanding preferred stock of Newco (“Newco Preferred Stock”) and the outstanding common stock of Newco (“Newco Common Stock”);

“Newco Contribution Gains” means any gains recognized by Remainco or any other member of the Remainco Group as a result of the transfer of the assets set forth in Exhibit C to Newco in exchange for Newco Common Stock pursuant to the Newco Contribution and the Newco Preferred Stock Sale;

“Newco Contribution Losses” means any losses recognized by Remainco or any other member of the Remainco Group as a result of the transfer of the assets set forth in Exhibit C to Newco in exchange for Newco Common Stock pursuant to the Newco Contribution and the Newco Preferred Stock Sale;

“Newco Preferred Stock Sale” means the sale of all of the Newco Preferred Stock by a subsidiary of Remainco to unrelated third party investors pursuant to a pre-existing binding commitment that was entered into by such subsidiary and such investors prior to the Newco Contribution;

“Newco Restricted Transaction” means (i) any redemption by Newco, or an acquisition by any member of the New News Corporation Group or any third party acquisitions on behalf of a member of the New News Corporation Group, of the Newco Preferred Stock prior to the day that is the fifth anniversary of the Distribution Date, (ii) any issuance by Newco of any common stock or preferred stock prior to the day that is the fifth anniversary of the Distribution Date, and (iii) any liquidation or dissolution of Newco prior to the day that is the fifth anniversary of the Distribution Date;

“Newspaper VAT Group” has the meaning assigned in the preamble hereto;

“Newspaper VAT Group Returns” means any United Kingdom VAT returns relating to the Newspaper VAT Group;

“Opinion” means the tax opinion rendered by Hogan Lovells US LLP regarding certain U.S. federal income tax consequences of certain transactions effected as part of the Reorganization and Distribution, including that the Distribution qualifies under Section 355 of the Code;

“Parent” means Remainco with respect to the Remainco Group and New News Corporation with respect to the New News Corporation Group;

“Party” means each of Remainco and New News Corporation;

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing;

“Post-Distribution Period” means any Tax period beginning after the Distribution Date and the portion of any Straddle Period commencing after the Distribution Date;

“Pre-Distribution Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Period ending on the Distribution Date;

“Regulations” means the final, temporary and proposed Treasury regulations promulgated under the Code;

“Remainco” has the meaning assigned in the preamble hereto;

“Remainco Class A Common Stock” means the Class A common stock of Remainco authorized and outstanding on the Distribution Date;

“Remainco Consolidated Group” has the meaning assigned in the preamble hereto;

“Remainco Consolidated Return” means any consolidated U.S. federal income Tax Return or amendment thereof of the Remainco Consolidated Group that includes New News Corporation or one or more of the New News Corporation Subsidiaries;

“Remainco Existing Group” has the meaning assigned in the preamble hereto;

“Remainco Foreign Tax Matter” has the meaning assigned in the preamble hereto;

“Remainco Group” means Remainco and any Subsidiary of Remainco that is not a member of the New News Corporation Group;

“Remainco Separate Returns” has the meaning assigned in Section 2.01(c);

“Remainco-New News Corporation Combined Returns” means any combined, unitary, consolidated or other group or similar Tax Return in respect of any Taxes (including non-income Taxes) filed or to be filed with a state or non-U.S. Taxing Authority that includes both a member of the Remainco Group and a member of the New News Corporation Group, excluding any United Kingdom VAT return relating to the Newspaper VAT Group;

“Restricted Transaction” means any transaction or series of transactions by a Person during the period from the Distribution Date to the first day after the second anniversary of the Distribution Date to:

(i) cause or allow the Remainco Consolidated Group or the New News Corporation Consolidated Group to cease to be engaged in any of the active trades or businesses listed in Exhibit D;

(ii) sell, exchange, distribute, transfer or otherwise dispose of or agree to transfer or dispose of (all as determined for U.S. federal income tax purposes) 50 percent or more of the gross assets of the Remainco Consolidated Group or the New News Corporation Consolidated Group (as it exists on the day after the date of the Distribution) other than pursuant to sales or transfers in the ordinary course of business or to other members of the “separate affiliated group” (as defined in Section 355(b)(3) of the Code and as it exists on the day after the date of the Distribution), of Remainco or New News Corporation, respectively;

(iii) in the case of Remainco or New News Corporation, redeem or otherwise purchase any of its outstanding common stock other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48);

(iv) in the case of Remainco or New News Corporation, issue any of its stock (including, without limitation, restricted stock or any instrument convertible or exchangeable into stock), unless such stock is issued in exchange for property, services or cash of approximately equivalent value and

(1) solely in the case of the Remainco Group, does not constitute (individually or in the aggregate) more than 49 percent of the aggregate value or aggregate voting power of its capital stock outstanding immediately after the Distribution; or

(2) is issued to an employee or director in connection with the performance of services (and the stock issued is not excessive by reference to the services performed) in accordance with Safe Harbor VIII in Section 1.355-7(d) of the Regulations;

(v) in the case of New News Corporation, enter into any agreements for sale or other disposition of its capital stock or amend its certificate of incorporation or other organizational documents or take any other action through shareholder vote or otherwise that affects the relative economic or voting rights of its outstanding stock (including, without limitation, any recapitalization, stock dividend or otherwise), other than as permitted in paragraph (iv)(2) above;

(vi) effect any transaction that separately or in conjunction with other transactions, may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock representing a “50 percent or greater interest” in Remainco or New News Corporation within the meaning of Section 355(e)(4) of the Code, including New News Corporation entering into, or taking affirmative steps in relation to, any negotiations, agreements or arrangements with respect to transactions or events (including stock issuances, option grants, capital contributions, acquisitions and changes in the voting power of any of its stock);

(vii) in the case of New News Corporation, fail to continue the historic business of NAI Spinco or to use a substantial portion of the historic business assets of NAI Spinco in a business within the meaning of Section 1.368-1(d) of the Regulations; and

(viii) have any plan or enter into any arrangement or agreement to cause any of the foregoing (i) through (vii) to occur after the first day that is the second anniversary of the Distribution Date;

“Restructuring” shall mean each of the steps occurring prior to and in connection with the Distribution, including without limitation those set forth in the Ruling;

“Restructuring Tax” means any Tax (other than any Distribution Tax or Additional Tax) imposed on or attributable to the Restructuring;

“Separated Assets” has the meaning assigned in the Separation and Distribution Agreement;

“Separated Business” has the meaning assigned in the Separation and Distribution Agreement;

“Separation and Distribution Agreement” has the meaning assigned in the preamble hereto;

“Straddle Period” means a Tax Period beginning on or before, and ending after, the Distribution Date;

“Subsidiary” of any Person means (a) a corporation, more than fifty percent (50%) of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or over which such Person otherwise has control (e.g., as the managing partner of a partnership);

“Tainting Act” means with respect to either Group (i) any act, failure to act or omission of or by any member of the Group, at a time when it was a member of such Group, that causes any Tax Representation or information submitted to the IRS or with respect to the US Ruling, the Australian Ruling or the Opinion to be inaccurate, or violates any covenant made in connection with the US Ruling, the Australian Ruling or the Opinion; (ii) a failure of any representations made herein by any member of such Group to be true and complete when made; (iii) the breach by any member of such Group of any covenant made herein by such member; or (iv) any other action or omission by any member of such Group, at a time when it was a member of such Group, that is not required pursuant to this Agreement or the Separation and Distribution Agreement, which such member knows or reasonably should expect, after consultation with its tax advisor, may be inconsistent with the Intended Tax Treatment or may give rise to Additional Tax, Restructuring Tax or Distribution Tax;

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, extension, alternative minimum, add-on minimum, sales, use, goods and services, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding or other tax of any kind whatsoever, and (ii) any levies, duties, customs or other charges or assessments in the nature of or in lieu of any tax, in each case, imposed by a Governmental Authority and including any interest, penalties or additions to tax or additional amounts in respect of the foregoing;

“Tax Benefit Attribute” means any net operating loss, net capital loss, foreign tax credit, general business credit, fuel credit, minimum tax credit or any other similar Tax attribute;

“Taxing Authority” means any governmental body, agency, commission or authority having jurisdiction over the assessment, determination, collection or imposition of any Tax;

“Tax Package” has the meaning assigned in Section 6.01(b);

“Tax Representations” means the representations and covenants submitted or made by Remainco and its Subsidiaries in connection with obtaining (i) the US Ruling, (ii) the Australian Ruling, or (iii) the Opinion;

“Tax Return” means any Tax return, declaration, statement, report, form and information return relating to Taxes, including any amendments thereto and any related or supporting information;

“Transfer Taxes” has the meaning assigned in Section 2.03;

“UK CT Accounting Period” means an accounting period as determined under Chapter 2 of Part 2 of the CTA 2009;

“US Ruling” means the private letter ruling issued by the IRS to Remainco in connection with the Restructuring and the Distribution, together with any supplements issued by, and submissions to, the IRS with respect to such ruling;

“VATA 1994” means the Value Added Tax Act 1994 of the United Kingdom.

Section 1.02. Interpretation. The provisions of Section 9.10 of the Separation and Distribution Agreement with respect to Interpretation are incorporated by reference and shall apply to the terms and provisions of this Agreement and the Parties hereto mutatis mutandis.

ARTICLE 2

PREPARATION AND FILING OF TAX RETURNS,

PAYMENT OF TAXES

Section 2.01. Preparation and Filing of Tax Returns.

(a) Remainco Consolidated Returns. For each taxable year for which Remainco files a consolidated federal income Tax Return that begins on or before the Distribution Date, Remainco shall include all members of the New News Corporation Group that are permitted to be included under applicable law in such Tax Return. Remainco shall prepare and timely file (or cause to be prepared and timely filed) with the IRS any and all such Remainco Consolidated Returns (including extension requests, and other documents and statements). Remainco Consolidated Returns shall include all income, gains, losses, deductions, credits and other Tax attributes of the members of the New News Corporation Group that are members of the Remainco Consolidated Group for all taxable periods for which Remainco is entitled to include such member of the New News Corporation Group in such Tax Returns. To the extent permitted under applicable Tax law, New News Corporation agrees to, and shall compel each other such included member of the New News Corporation Group to, (i) file or join in the filing of such Tax Returns, provide such authorizations, elections, consents and other documents as may be required in connection with such filings, and (ii) take such other actions as may be reasonably necessary, in the judgment of Remainco, to prepare, complete and timely file Remainco Consolidated Returns and to carry out the purposes and intent of this Section 2.01(a).

(b) Remainco-New News Corporation Combined Returns. Remainco shall prepare and timely file (or cause to be prepared and timely filed) with the Taxing Authority of the relevant State or non-U.S. jurisdiction any Remainco-New News Corporation Combined Returns (including extension requests, and other documents and statements), consistent with past practice, with the member composition of such Tax Returns as reasonably determined by Remainco. New News Corporation agrees to, and shall compel each other member of the New News Corporation Group whose Tax information is included in any Remainco-New News Corporation Combined Return to, (i) evidence agreement to be included in such Tax Return on the appropriate form and (ii) take such other action as may be reasonably necessary, in the judgment of Remainco, to carry out the purposes and intent of this Section 2.01(b).

(c) Separate Returns. Remainco shall be responsible for the preparation and filing of any other Tax Return with respect to any Tax (including non-income Taxes) that includes a member of the Remainco Group (the “Remainco Separate Returns”), other than Newspaper VAT Group Returns. New News Corporation shall be responsible for the preparation and filing of any Tax Return with respect to any Tax (including non-income Taxes) that includes a member of the New News Corporation Group or their operations or assets and that does not include any member of the Remainco Group or their operations or assets (the “New News Corporation Separate Returns”).

(d) U.K. Returns. Notwithstanding anything to the contrary contained in this Agreement, New News Corporation shall be responsible for the preparation and filing of any Tax Return with respect to any Tax (including non-income Taxes) that includes a member of the New News Corporation Group or their operations or assets which is filed with a U.K. Taxing Authority, including any Newspaper VAT Group Returns. Such Tax Returns shall be considered New News Corporation Separate Returns for purposes of this Agreement.

(e) Australia Returns. Notwithstanding anything to the contrary contained in this Agreement, New News Corporation shall be responsible for the preparation and filing of any Tax Return with respect to any Tax (including non-income Taxes) that includes a member of the New News Corporation Group or their operations or assets which is filed with an Australian Taxing Authority. Such Tax Returns shall be considered New News Corporation Separate Returns for purposes of this Agreement. Remainco agrees to, and shall compel each other member of the Remainco Group whose Tax information is included in any Tax Return subject to this Section 2.01(e) to, (i) evidence agreement to be included in such Tax Return on the appropriate form and (ii) take such other action as may be reasonably necessary, in the judgment of New News Corporation, to carry out the purposes and intent of this Section 2.01(e).

(f) Remainco Returns. Remainco shall have exclusive responsibility for and control of the preparation and filing of Remainco Consolidated Returns, Remainco-New News Corporation Combined Returns, Remainco Separate Returns and any other Tax Return filed with any Taxing Authority in connection with the determination of the U.S. federal income tax liability of the Remainco Consolidated Group or a Tax liability with respect to a Remainco-New News Corporation Combined Return or Remainco Separate Return; provided, that, for a taxable period prior to or including the Distribution Date, such Tax Returns shall be prepared in a manner consistent with Remainco’s (or its relevant Subsidiary’s) prior practice, elections, positions and methods used in filing the relevant Tax Returns, unless otherwise required by applicable Tax law or as determined in good faith by Remainco. Notwithstanding the foregoing, Remainco shall notify New News Corporation of any portion of any such Tax Return that relates to the New News Corporation Group and is not prepared in a manner consistent with prior practice.

(g) New News Corporation Returns. New News Corporation shall have exclusive responsibility for and control of the preparation and filing of New News Corporation Separate Returns; provided, that, for a taxable period prior to or including the Distribution Date, such Tax Returns shall be prepared in a manner consistent with New News Corporation’s (or its relevant Subsidiary’s) prior practice, elections, positions and methods used in filing the relevant Tax Returns, unless otherwise required by applicable Tax law or as determined in good faith by New News Corporation. Notwithstanding the foregoing, New News Corporation shall notify Remainco of any portion of any such Tax Return that relates to the Remainco Group and is not prepared in a manner consistent with prior practice.

(h) Authorizations. Remainco and New News Corporation shall, to the extent permitted under applicable Tax law and if necessary or appropriate, shall cause their respective Subsidiaries to, prepare, sign and timely file any consents, elections, powers of attorney and other documents, and shall take any other actions necessary or appropriate, to effect the filing of any Tax Return pursuant to this Section 2.01 or to contest such Tax Return in accordance with Section 5.03.

Section 2.02. Allocation and Payment of Taxes.

(a) Remainco Consolidated Returns and Remainco-New News Corporation Combined Returns. With respect to any Taxes due with respect to or required to be reported on any Remainco Consolidated Returns and Remainco-New News Corporation Combined Returns:

(i) Pre-Distribution Period. Remainco shall be liable for and shall pay (or cause to be paid) to the relevant Taxing Authority any Taxes of or relating to any member of the Remainco Existing Group for any Pre-Distribution Period (including any portion of a Straddle Period that is treated as a Pre-Distribution Period under Section 2.02(a)(iii)).

(ii) Post-Distribution Period. New News Corporation shall be liable for and shall pay (or cause to be paid) to the relevant Taxing Authority (or, in the case of Taxes in respect of any Straddle Period allocated to the Post-Distribution Period under 2.02(a)(iii), to Remainco) any Taxes of or relating to New News Corporation or any member of the New News Corporation Group for any Post-Distribution Period (including any portion of a Straddle Period that is treated as a Post-Distribution Period under Section 2.02(a)(iii)).

(iii) Straddle Period. With respect to any Tax Return for a Straddle Period that includes a member of the New News Corporation Group or any such member’s assets or operations, the Parties and their respective Subsidiaries shall treat, and elect to treat the Distribution Date as the last day of the Tax period. If no such election is permitted, the Taxes for the Straddle Period shall be allocated to the Pre-Distribution Period as follows: (A) in the case of real or personal property taxes, taxes based on capital, or a flat minimum amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the Distribution Date and the denominator of which is the total number of days in such Straddle Period; (B) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of New News Corporation and any member of the New News Corporation Group, as applicable, for such partial period determined from its books and records based upon an actual closing of the books methodology; and (C) in the case of all other Taxes, the Tax computed on the basis of the actual activities or attributes of New News Corporation or any member of the New News Corporation Group, as applicable, for such partial period as determined from its books and records. New News Corporation shall pay or cause to be paid to Remainco such amount of Straddle Period Taxes that is attributable to the Post-Distribution Period under this Section 2.02(a)(iii) within five (5) Business Days prior to the actual due date for payments in respect of the corresponding Tax Return for such Straddle Period Taxes. New News Corporation shall be responsible for any Taxes attributable to the portion of the Straddle Period that begins after the Distribution Date as allocated under this Section 2.02(a)(iii).

(b) New News Corporation Separate Returns. New News Corporation shall be liable for and shall pay (or cause to be paid) to the relevant Taxing Authority any Taxes due with respect to or required to be reported on any New News Corporation Separate Return.

(c) Remainco Separate Returns. Remainco shall be liable for and shall pay (or cause to be paid) to the relevant Taxing Authority any Taxes due with respect to or required to be reported on any Remainco Separate Return.

(d) Taxes Not Shown on a Tax Return. Each Party, or its respective Subsidiaries, shall timely pay when due any Taxes not shown on a Tax Return filed by a member of a Group, such as Taxes invoiced by a Taxing Authority, provided that, in the case of any such Taxes with respect to a Straddle Period, such Taxes shall be allocated in accordance with the principles of Section 2.02(a)(iii).

(e) Utilization of Tax Benefit Attributes. Except as provided in Section 3.01(a) and Section 3.06, no Group member that utilizes a Tax Benefit Attribute of a member of the other Group shall be required to compensate or make any payment to such member of the other Group with respect to the utilization of such Tax Benefit Attribute.

Section 2.03. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all sales, use, transfer, intangible, recordation, documentary, stamp or similar Taxes or charges of a similar nature (“Transfer Taxes”), applicable to, or resulting from, the Restructuring or the Distribution shall be borne by Remainco, except that any Transfer Taxes imposed by Australia or any state thereof shall be borne by New News Corporation. To the extent permitted under applicable Tax law, the parties shall cooperate with each other in mitigating the imposition or assessment of Transfer Taxes. The Party that is responsible for an applicable Transfer Tax pursuant to this Section 2.03 shall determine the manner in which any Transfer Taxes and any corresponding transactions are reported for Tax purposes, including any position that no Transfer taxes are due and payable and, unless otherwise required pursuant to a Final Determination, no other Party shall take any action that is inconsistent with the manner in which such Transfer Taxes and transactions are reported. The responsible Party shall file all necessary documentation with respect to such Transfer Taxes on a timely basis; provided that the other Party shall cooperate with the preparation of any such documentation and, to the extent required by applicable Tax law (or, in the case of any such documentation relating to United Kingdom stamp duty, the published practice of the relevant Taxing Authority), will timely file such documentation.

ARTICLE 3

TAX MATTERS

Section 3.01. Use of Tax Benefit Attributes.

(a) Carrybacks. If a Tax Benefit Attribute arises in any taxable period beginning after the Distribution Date in respect of any Tax Return, to the fullest extent permitted under applicable Tax law, the New News Corporation Consolidated Group, or the relevant member of the New News Corporation Group, as applicable, shall waive the carryback of such Tax Benefit Attribute. To the extent such a waiver is not permitted under applicable Tax law, New News Corporation shall be entitled to any refund for Tax actually received by the Remainco Group (or any member of the Remainco Group) as a result of the carryback of losses or credits of any member of such New News Corporation Group from any taxable period beginning after the Distribution Date to any taxable period ending on or before the Distribution Date, provided that

New News Corporation has notified Remainco with respect to such carryback. Such refund shall be limited to the net amount received by the Remainco Group (by refund, offset against other Taxes or otherwise), net of any net Tax cost and other expenses incurred by the Remainco Group with respect to such refund, and shall be paid within thirty (30) days after payment is received (or deemed received by reason of the reduction of Taxes otherwise payable) by the Remainco Group from a Taxing Authority. The application of such carrybacks (if any) by New News Corporation and/or any Subsidiary of New News Corporation shall be in accordance with the Code and the Regulations promulgated thereunder or other applicable Tax laws. If any such refund is subsequently disallowed, New News Corporation shall promptly pay to Remainco the full amount of such refund (together with any interest or penalties that are imposed).

(b) Carryforwards. Remainco shall promptly notify New News Corporation (a) of any consolidated carryover item that may be partially or totally allocable to a member of the New News Corporation Group and carried over to a taxable period beginning after the Distribution Date and (b) of subsequent adjustments which may affect such carryover item. Remainco shall determine that allocation of consolidated carryover items in accordance with applicable law, in its sole discretion, but agrees to consider in good faith any reasonable written comments provided by New News Corporation in respect of any such allocation. As reasonably requested by New News Corporation, Remainco agrees to provide New News Corporation with copies of any workpapers or other documentation that were used in connection with determining the allocation of consolidated carryover items. Notwithstanding anything to the contrary contained in this Agreement, no Newco Contribution Losses will be allocated to a member of the New News Corporation Group.

(c) Use of Tax Benefit Attributes By Related Persons. No member of either Group shall enter into a transaction after the Distribution Date with the principal purpose or effect of reducing a Tax Benefit Attribute that otherwise could be used or available to the other Group, without the prior written consent of the Parent of such other Group.

Section 3.02. Pre-Distribution Earnings and Profits. Earnings and profits shall be allocated between the Parties in accordance with Section 1.312-10 of the Regulations.

Section 3.03. Section 83(h) Matters. Subject to Section 5.05 and except as otherwise required by applicable law, solely the member of the Group for which the relevant individual is employed at the time or, if such individual is not employed at the time by a member of the Group, solely the member of the Group for which the individual was most recently employed prior to the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event which fixes the timing of the applicable income Tax deduction in respect of equity awards and other incentive compensation (the “Current Employer”) shall be entitled to claim any such income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event. Notwithstanding the foregoing, if, under applicable law, a Person that is not a member of the same Group as the Current Employer is entitled to claim the deduction, then (a) such Person shall claim such deduction, and (b) the Parent of the Group of which such Person is a member shall make a payment to the Parent of the other Group, equal to the amount by which the Taxes of such Person have been reduced (using the assumptions in the definition of “After-Tax Basis”).

Section 3.04. Dual Consolidated Losses. The Parties shall cooperate to avoid causing the Distribution to be a “triggering event” requiring recapture of any dual consolidated loss (within the meaning of Section 1503(d) of the Code and the Regulations thereunder) (“DCL”) for which the Remainco Existing Group has made a “domestic use election” under Reg. §1.1503(d)-6(d) or an election under Reg. §1.1503-2(g)(2), which arose in a Pre-Distribution Period and relates to the Separated Business or the Separated Assets. Without limiting the foregoing, the New News Corporation Group shall make new domestic use elections under Reg. §1.1503(d)-6(f)(2) or enter into closing agreements with the Remainco Group and the IRS under Reg. §1.1503-2(g)(2)(iv)(B) with respect to any such DCL (a “New News Corporation Assumed DCL”), and shall make any additional certifications or enter into any additional agreements under the Regulations, to the extent necessary to avoid recapture of such New News Corporation Assumed DCL. Each of Remainco and New News Corporation shall execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, data or information, including any required certifications, and to make all filings, and obtain all representations or consents required by the IRS, and to take all such other actions as may be requested by the IRS from time to time in order to enter into one or more DCL closing agreements with respect to the New News Corporation Assumed DCLs. Remainco and New News Corporation shall share equally all third-party costs and expenses incurred by them in connection with entering into a closing agreement with respect to any New News Corporation Assumed DCL. Any Taxes owed in connection with the disallowance of, the failure of certifying, or the recapture of any New News Corporation Assumed DCL shall be borne by Remainco; provided, however, that where such Taxes are attributable to any action, or failure to take any action, after the Distribution by a party hereto (or its Subsidiaries) that would be inconsistent with any applicable domestic use election or DCL closing agreement, or otherwise results in a “triggering event” (within the meaning of Section 1503 of the Code and the Regulations promulgated thereunder), then such party shall bear all of the Taxes resulting from such recapture.

Section 3.05. Gain Recognition Agreements. If the Remainco Group has entered into any gain recognition agreements (“GRAs”) within the meaning of Reg. §1.367(a)-8 under which the Distribution would otherwise result in the recognition of gain but for this Section 3.05, New News Corporation or the relevant member of the New News Corporation Group shall take any action necessary to avoid triggering gain with respect to such GRAs, including entering into successor GRAs and making additional certifications as prescribed by the Regulations. Any Taxes resulting from the failure by New News Corporation to comply with its obligations under this Section 3.05 or a subsequent trigger of a GRA of the Remainco Consolidated Group shall be borne by New News Corporation.

Section 3.06. U.K. Group Relief

(a) The provisions of Sections 3.01 to 3.05 are subject to the provisions of this Section 3.06.

(b) References in this Section 3.06 to:

“profits” are to profits for United Kingdom corporation tax purposes; and

a “surrenderable amount” are to any amount available for surrender by way of group relief in accordance with Part 5 CTA 2010.

(c) If a Group member has, for any UK CT Accounting Period beginning before the Distribution Date, any surrenderable amount (each such Group Member being for the purposes of Sections 3.06(c) to 3.06(h) a “Surrendering Company”), then:

(i) where that surrenderable amount is of a type which is available for surrender even if that Surrendering Company has other profits from which it may be deducted, that surrenderable amount shall, to the maximum extent permitted by law and so as to maximize the amount of that surrenderable amount so used, be either:

(A)	surrendered (for no payment) by way of group relief to any other member or members of that Surrendering Company’s Group which has or have profits from which the surrenderable amount can be deducted; or

(B)	retained by that Surrendering Company and deducted from that Surrendering Company’s own profits; and

(ii) where that surrenderable amount is of a type which is available for surrender only if that Surrendering Company has no other profits from which it may be deducted, that surrenderable amount shall to the maximum extent permitted by law be surrendered (for no payment) by way of group relief to any other member or members of that Surrendering Company’s Group which has or have profits from which the surrenderable amount can be deducted.

(d) If and to the extent that a Surrendering Company has, for any UK CT Accounting Period beginning before the Distribution Date, a surrenderable amount which cannot be (i) surrendered by way of group relief or (ii) retained by that Surrendering Company and deducted from that Surrendering Company’s profits (as applicable) under Section 3.06(c), then that surrenderable amount shall to the maximum extent permitted by law (and for no payment) be surrendered by way of group relief to such member or members of the other Group as Remainco (where the other Group is the Remainco Group) or New News Corporation (where the other Group is the New News Corporation Group) shall determine.

(e) Any question of whether a surrenderable amount is to be surrendered under Section 3.06(c)(i)(A) above or retained by the relevant Surrendering Company under Section 3.06(c)(i)(B) above shall be determined in the absolute discretion of Remainco where the relevant Surrendering Company is a member of the Remainco Group, and of New News Corporation where the relevant Surrendering Company is a member of the New News Corporation Group.

(f) In determining for any purpose of Section 3.06(c) whether any company has profits from which a surrenderable amount can be deducted, profits of that company shall not be taken into account to the extent that that company has Tax attributes, other than (i) the relevant surrenderable amount and (ii) any surrenderable amount capable of being surrendered to that company by any other member of its Group, which can be applied to reduce such profits.

(g) Remainco and New News Corporation shall each:

(i) provide to the other, as reasonably requested by the other, copies of any workpapers or other documentation that were used in connection with determining whether, and if so the extent to which, any surrenderable amount falls within Section 3.06(d); and

(ii) cause their respective Subsidiaries to prepare, sign and timely file any consents, claims and any other documents, and take any other actions necessary or appropriate, to give effect to Sections 3.06(c) and Section 3.06(d).

(h) Remainco and New News Corporation acknowledge and agree that the actions required under Section 3.06(g)(ii) in order to give effect to Sections 3.06(c) and 3.06(d) may not be limited to initial filings and that, in order to give effect to those Sections, it may from time to time be necessary (for example, without limitation, due to a Tax attribute of a Surrendering Company being confirmed to be available following an enquiry by a Taxing Authority) for their respective Subsidiaries to change positions taken in such initial filings (such as, for example, without limitation, by making additional surrenders of surrenderable amounts or giving consents to such surrenders, or by amending or revoking claims or consents in relation to surrenders already made).

Section 3.07. Consistency in Filing Tax Returns.

(a) On or after the Distribution Date, neither Party shall, nor shall permit any member of its Group to, make or change any accounting method, change its taxable year, amend any Tax Return or take any Tax position on any Tax Return, take any other action, omit to take any action, or enter into any transaction, that may reasonably be expected to result in any increased Tax liability of a member of the other Group, except with the prior written consent of Remainco or New News Corporation, as the case may be, which consent shall not be unreasonably withheld or delayed. Remainco and New News Corporation each agrees to file, and to cause the other members of its Group, to file, all Tax Returns in accordance with this Article 3.

(b) Unless otherwise required by a Final Determination, the tax treatment reported on any Tax Return of the Remainco Group and the New News Corporation Group shall be consistent with the Intended Tax Treatment. To the extent that there are transactions relating to the Distribution that are not covered by the Intended Tax Treatment, Remainco shall determine the proper Tax treatment for such transactions and the method of reporting such transactions on any Tax Return, shall give notice to New News Corporation of such treatment and method of reporting, and such treatment and reporting method shall be used by the relevant Group in preparing and filing any Tax Return of such Group.

ARTICLE 4

INDEMNITY

Section 4.01. Indemnification.

(a) Indemnification by New News Corporation. New News Corporation shall, on an After-Tax basis, indemnify the Remainco Group against and hold the Remainco Group harmless from:

(i) except to the extent such amount relates to Additional Taxes, Restructuring Taxes or Distribution Taxes, any Taxes, including the increase in the amount of any such Taxes as a result of a Final Determination, as described in Section 5.04, of or relating to (x) New News Corporation and any member of the New News Corporation Group for, and allocated hereunder, to any Post-Distribution Period; and (y) any New News Corporation Separate Return;

(ii) any amount of Restructuring Tax or Distribution Tax (x) resulting from a Tainting Act of the New News Corporation Group or (y) that is the responsibility of New News Corporation pursuant to Section 2.03;

(iii) any Tax incurred by the Remainco Group as a result of the recapture of a New News Corporation Assumed DCL resulting from any act of the New News Corporation Group after the Distribution; and

(iv) any amount of Additional Tax.

(b) Indemnification by Remainco. Remainco shall, on an After-Tax basis, indemnify the New News Corporation Group against and hold the New News Corporation Group harmless from:

(i) except to the extent such amount relates to New News Corporation Separate Returns, Additional Taxes or Distribution Taxes, any Taxes, including the increase in the amount of any such Taxes as a result of a Final Determination, as described in Section 5.04, of or relating to (x) any Remainco Consolidated Return, Remainco-New News Corporation Combined Return or Remainco Separate Return, (y) Restructuring Taxes (except as provided in Section 4.01(a)(ii)), and (z) liabilities of any member of the New News Corporation Group for Taxes of any Person as a result of such member of the New News Corporation Group being, or having been, on or before the Distribution Date, a member of a consolidated group of which Remainco was the parent under Regulations section 1.1502-6(a);

(ii) any Restructuring Tax or Distribution Tax that is the responsibility of Remainco pursuant to Section 2.03; and

(iii) any amount of Distribution Tax, except to the extent due to a Tainting Act of the New News Corporation Group.

Section 4.02. Treatment of Indemnity Payments. Except to the extent otherwise required by applicable Tax law:

(i) except as set forth in Section 4.02(ii), any payment under Section 4.01 or Section 5.01 shall be treated, for all Tax purposes, as made immediately before the Distribution (i) as an adjustment to the Cash Contribution pursuant to Section 2.02(i) of the Separation and Distribution Agreement, if paid by New News Corporation to Remainco, and (ii) as a contribution by Remainco to New News Corporation, if paid by Remainco to New News Corporation; and

(ii) where it is agreed or determined that an indemnity payment is payable hereunder, the Parties shall (on the request of either Party no later than ten Business Days after it is agreed or determined that the relevant indemnity payment is payable hereunder) consult in good faith for a period of not less than ten Business Days (or such longer or shorter period as the parties may agree) with a view to agreeing an acceptable arrangement for satisfying the obligation to pay the amount so claimed in an efficient manner that does not prejudice the interests of the Party to whom the indemnity payment is payable. If the Parties fail to agree on any particular manner of payment during the course of such consultations (but not before), then Section 4.02(i) shall apply in relation to the relevant indemnity payment.

Section 4.03. Timing of Indemnity Payments. To the extent that one Party (the “Indemnifying Party”) has an indemnification obligation to another Party (the “Indemnitee”), the Indemnitee shall provide the Indemnifying Party with a written claim that includes its calculation of the amount of such indemnification payment. Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations. The Indemnifying Party shall make the required payment to the Indemnitee within thirty (30) Business Days of receipt of such claim, but in no event more than five (5) Business Days prior to the due date of the related payment of Taxes to the relevant Taxing Authority (including extensions), unless explicitly provided otherwise in this Agreement. Any Party making an indemnification payment under this Agreement shall have the right to reduce any such payment by any amounts owed to it by the other Party to this Agreement.

Section 4.04. Refunds of Indemnified Taxes. If any portion of Taxes with respect to which the Indemnitee is indemnified by the Indemnifying Party pursuant to Section 4.01 is refunded by a Taxing Authority, such refund, including any related interest thereon but net of any Taxes and out-of-pocket costs and expenses incurred by the Indemnitee in connection with such refund, shall be the property of the Indemnifying Party that made a payment to the Indemnitee pursuant to Section 4.01, and, if received by the Indemnitee that received the payment pursuant to Section 4.01, such Indemnitee shall promptly pay over such amount to the Indemnifying Party that made the payment.

ARTICLE 5

REFUNDS, AUDITS, CONTROVERSIES, ADJUSTMENTS

Section 5.01. Refunds. Except to the extent set forth in Section 4.04, Remainco shall have the right to any Tax refunds or other Tax benefits, and any interest thereon, in respect of any Remainco Consolidated Return, any Remainco-New News Corporation Combined Return,

and any Remainco Separate Return, and New News Corporation shall promptly pay over to Remainco any refund to which Remainco is entitled pursuant to this Section 5.01 that is received by a member of the New News Corporation Group or credited or offset in any manner against any Tax of a member of the New News Corporation Group. New News Corporation shall have the right to any Tax refund or other Tax benefits and any interest thereon in respect of any New News Corporation Separate Return, and Remainco shall promptly pay over to New News Corporation any refund to which New News Corporation is entitled pursuant to this Section 5.01 that is received by a member of the Remainco Group or credited or offset in any manner against any Tax of a member of the Remainco Group. Notwithstanding the foregoing, if any member of the New News Corporation Group receives a refund of Tax (or becomes entitled to a credit or offset in any manner against any Tax that is the responsibility of the New News Corporation Group hereunder) with respect to the New News Corporation Foreign Tax Matter (which, the Parties acknowledge, may be reduced by reason of a foreign loss sharing agreement, which the Parties agree to cause their respective relevant subsidiaries not to alter or terminate without the consent of both of the Parties), New News Corporation shall pay to Remainco an amount equal to the amount of such refund, credit or offset, including applicable interest (reduced by the amount of such interest multiplied by the highest United States federal corporate income tax rate in effect at the time of receipt), within thirty (30) Business Days of receipt of such refund or application of such credit or offset. If a Party pays any amount over to another Party pursuant to this Section 5.01 and the refund, credit or offset to which such amount relates is subsequently disallowed, such other Group shall repay such amount to such Party on an After-Tax Basis together with any interest or penalties due thereon.

Section 5.02. Notification. If one of the Parties (or any of their respective Subsidiaries) receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority regarding any Distribution Tax, Restructuring Tax or Additional Tax, the Party (or its Subsidiary) receiving such notice or communication shall promptly give written notice thereof to the other Party. New News Corporation shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the New News Corporation Group receives from a Taxing Authority to Remainco if such notice or communication may relate to any Remainco Consolidated Return, Remainco-New News Corporation Combined Return or Remainco Separate Return. Remainco shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the Remainco Group receives from a Taxing Authority to New News Corporation if such notice or communication may relate to a New News Corporation Separate Return or a Tax for which New News Corporation may be liable or responsible for under this Agreement. A failure of Remainco on the one hand, or New News Corporation, on the other, to comply with this Section 5.02 shall not relieve the other Party of its indemnification obligation hereunder, except to the extent that such failure materially prejudices the ability of the other Party to contest the liability for the relevant Tax or increases the amount of such liability.

Section 5.03. Contests.

(a) Remainco Consolidated Returns, Remainco-New News Corporation Combined Returns and Remainco Separate Returns. Remainco shall have exclusive responsibility and control of the conduct of examinations and audits of any Remainco Consolidated Return, any

Remainco-New News Corporation Combined Return, any Remainco Separate Return and any Tax Return of Transfer Taxes that are the responsibility of Remainco pursuant to Section 2.03 by any Taxing Authority, and of any refund claims with respect thereto. If a Remainco Consolidated Return, a Remainco-New News Corporation Combined Return or a Remainco Separate Return becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by Remainco. New News Corporation shall assist and cooperate with Remainco during the course of any such examination, audit or litigation. New News Corporation shall have the right to participate, at its own expense, in any audit, examination or litigation that relates to a matter for which New News Corporation is required to indemnify Remainco pursuant to Section 4.01(a), and Remainco shall not settle such audit, examination or litigation without the prior consent of New News Corporation, which consent shall not be unreasonably withheld or delayed. New News Corporation shall reimburse Remainco for all reasonable out-of-pocket costs and expenses incurred by the Remainco Group that directly relate to any examination, audit or litigation of any matter for which New News Corporation is required to indemnify Remainco pursuant to Section 4.01(a) within thirty (30) Business Days of receiving an invoice from Remainco therefor, including a calculation of the amount of costs or expenses that provides sufficient detail to permit New News Corporation to reasonably understand the calculations; provided that if New News Corporation is only liable under this Agreement for a portion of the relevant adjustment, New News Corporation shall only be responsible for a proportionate amount of such costs and expenses.

(b) Foreign Tax Matters. Remainco shall, at its own expense, have exclusive responsibility and control of the Remainco Foreign Tax Matter and the New News Corporation Foreign Tax Matter. The Parties shall assist and cooperate with each other during the course of any such examination, audit or litigation. Remainco shall reimburse New News Corporation for all reasonable out-of-pocket costs and expenses incurred by the New News Corporation Group that directly relate to the Remainco Foreign Tax Matter and the New News Corporation Foreign Tax Matter within thirty (30) Business Days of receiving an invoice from New News Corporation therefor, including a calculation of the amount of costs or expenses that provides sufficient detail to permit Remainco to reasonably understand the calculations.

(c) New News Corporation Separate Returns. New News Corporation shall have exclusive and sole responsibility and control of the conduct of examinations and audits of any New News Corporation Separate Return (including, for the avoidance of doubt, any Tax Return treated as a New News Corporation Separate Return under Section 2.01(c) or 2.01(d), but excluding any Tax Return of Transfer Taxes that are the responsibility of Remainco pursuant to Section 2.03) by any Taxing Authority and any litigation in respect thereof. Remainco shall assist and cooperate with the New News Corporation during the course of any such proceeding. Notwithstanding the foregoing, if any Taxing Authority asserts that a member of the New News Corporation Group that was subject to a New News Corporation Separate Return should have instead been subject to a Remainco-New News Corporation Combined Return, the examination and audit of such issue shall be subject to the provisions of Section 5.03(a).

Section 5.04. Adjustments After Final Determination. Notwithstanding anything to the contrary contained in this Agreement, if, as a result of a Final Determination, an adjustment to income or other item is made with respect to any Remainco Consolidated Return, Remainco-New News Corporation Combined Return, Remainco Separate Return or New News Corporation Separate Return, the allocation of liability and payment for Taxes shall be made in accordance with Section 2.02 and Section 4.01.

Section 5.05. Section 83(h) Deductions. If, as a result of a Final Determination, a Party (or its Subsidiary) that claimed a deduction pursuant to Section 3.03 is not allowed that deduction, in whole or in part, the other Party (or its Subsidiary) shall, upon request by such first Party, make a claim for such deductions if the taxable year to which such deductions would relate is not yet closed. The other Party shall pay the first Party an amount equal to the amount by which the Taxes of the other Party have been reduced (using the assumptions in the definition of After-Tax Basis), as reflected on an amended Tax Return or claim for a refund, as a result of such deduction in such taxable year, or any prior or future taxable year to which such deductions may be carried.

Section 5.06. Newspaper VAT Group.

(a) In this Section 5.06:

(i) “Exit Date” means, in relation to an Exiting Newspaper VAT Group Member, the Distribution Date or (as the case may be) such other effective date from which HM Revenue and Customs shall agree that that Exiting Newspaper VAT Group Member ceases to be a member of the Newspaper VAT Group;

(ii) “Exiting Newspaper VAT Group Member” means any member of the Remainco Group that is or has been a member of the Newspaper VAT Group;

(iii) “Remainco VAT” means VAT (and related interest or penalties), in respect of supplies, acquisitions and imports made or deemed to be made by any Exiting Newspaper VAT Group Member in any prescribed accounting period beginning before the Distribution Date, less any recoverable input tax incurred or deemed to be incurred in such a period by the relevant Exiting Newspaper VAT Group Member; and

(iv) “input tax”, “output tax” and “prescribed accounting period” shall have the meanings given to them in VATA 1994.

(b) In determining for the purposes of this Section 5.06 by or to whom a supply, acquisition or import is made or is deemed to be made, the deeming provisions of section 43 VATA 1994 shall be ignored.

(c) The Parties shall co-operate to procure that each Exiting Newspaper VAT Group Member leaves the Newspaper VAT Group as of the Distribution Date, so far as it is still a member.

(d) Remainco shall pay (or procure that the relevant Exiting Newspaper VAT Group Member pays) to New News Corporation, or as New News Corporation directs, the amount of any Remainco VAT which is to be paid by any other member of Newspaper VAT Group to HM Revenue and Customs (or which would be paid but for the availability to any member of the Newspaper VAT Group of any tax attribute), such payment by Remainco to be made in cleared funds not later than three Business Days before the Remainco VAT in question is due to HM

Revenue and Customs (or would have been due but for the availability of a Tax attribute). Where the amount of the Remainco VAT is subsequently adjusted or discovered to be incorrect, the Parties shall as soon as is practicable after such adjustment or discovery make or procure the appropriate payment to the other. Remainco shall have no obligation under this Section 5.06(d) in respect of any Remainco VAT, if and to the extent that any member of the New News Corporation Group has any entitlement other than under this Section 5.06(d) to receive payment from any member of the Remainco Group (including the relevant Exiting Newspaper VAT Group Member) in respect of that Remainco VAT.

Where the recoverable input tax incurred or deemed to be incurred by an Exiting Newspaper VAT Group Member in any prescribed accounting period ending on or before the Exit Date exceeds the output tax in respect of supplies, acquisitions and importations made or deemed to be made by that Exiting Newspaper VAT Group Member in such a period, New News Corporation shall pay or procure the payment to Remainco of an amount equal to the excess to the extent that the relevant Exiting Newspaper VAT Group Member has not previously received a payment in respect of such excess from any member of the Newspaper VAT Group prior to the Distribution Date, no later than thirty (30) Business Days after the end of the prescribed accounting period to which such excess relates.

ARTICLE 6

INFORMATION AND COOPERATION; BOOKS AND RECORDS

Section 6.01. New News Corporation Tax Information.

(a) General. Each Party shall deliver to the other Party, as soon as practicable, such information and data as the other Party may reasonably request, and shall make available such knowledgeable employees as the other Party may reasonably request, including providing the information and data required by each Party’s customary internal tax and accounting procedures, in order to enable the other Party to complete and timely file all Tax Returns that may be required to be filed with respect to the activities of any member of the New News Corporation Group, to respond to audits by any Taxing Authorities with respect to such activities, to prosecute or defend any administrative or judicial proceeding and to otherwise enable each Party to satisfy its accounting and tax requirements, including in connection with any potential audits or proceedings relating to Distribution Tax, Additional Tax, or Restructuring Tax.

(b) New News Corporation Tax Package. The New News Corporation Group shall provide to Remainco in a format reasonably determined by Remainco all information reasonably requested by Remainco as necessary to prepare any Remainco Consolidated Return, any Remainco-New News Corporation Combined Return, and any Remainco Separate Return that includes Separated Assets (each, a “Tax Package”). The Tax Package shall include fully completed information reports required to be included with any Remainco Consolidated Return, any Remainco-New News Corporation Combined Return, and any Remainco Separate Return, including without limitation IRS Form 5471, Form 8621, Form 926 and any statements required to be attached to the applicable Tax Return, to the extent such reports relate to items of a member of the New News Corporation Group. The Tax Package shall be prepared on a basis consistent with current practices of the Remainco Consolidated Group, the relevant Remainco-New News Corporation Combined Return and the relevant Remainco Separate Return to which the Tax

Package relates. New News Corporation shall furnish to Remainco the Tax Package for the relevant Remainco Consolidated Return, Remainco-New News Corporation Combined Return or Remainco Separate Return in respect of a taxable year no later than one-hundred twenty (120) days after the close of the relevant taxable year or, in the case of a short taxable year, no more than sixty (60) days after Remainco requests New News Corporation to complete such Tax Package. New News Corporation shall also furnish Remainco work papers and other such information and documentation as is reasonably requested by Remainco for Tax preparation purposes with respect to any member of the New News Corporation Group.

Section 6.02. Remainco Tax Information. No more than sixty (60) days after New News Corporation’s request for information, Remainco shall deliver to New News Corporation in a format reasonably determined by New News Corporation, all information reasonably requested by New News Corporation as necessary to prepare a New News Corporation Separate Return, such information and data required to be supplied pursuant to Section 3.01(b), and information and data to respond to audits by any Taxing Authorities with respect to the activities of the New News Corporation Group or the Separated Assets, to prosecute or defend claims for Taxes in any administrative or judicial proceeding and to otherwise enable New News Corporation to satisfy its accounting and tax requirements. In addition, Remainco shall make available to New News Corporation Remainco’s knowledgeable employees for such purpose.

Section 6.03. Record Retention. Each of New News Corporation, on the one hand, and Remainco on the other hand, (and their respective Subsidiaries) shall retain all books, records, documentation or other information relied on or otherwise used in the preparation of any Remainco Consolidated Return, Remainco-New News Corporation Combined Return or Remainco Separate Return reflecting Separated Assets for taxable periods beginning before the Distribution Date until the later of the six-year anniversary of the filing of the relevant Tax Return or the expiration of the relevant statute of limitations (including, in each case, any extension thereof). Upon the expiration of the relevant period, the foregoing information may be destroyed or disposed of; provided, however, that (i) the Party retaining the documentation or other information provides sixty (60) days prior written notice to the other Party describing, in reasonable detail, the documentation to be destroyed or disposed of and (ii) such other Party agrees in writing to such destruction or disposal. If a Party objects to the proposed destruction or disposal, then the other Party shall promptly deliver such materials to the objecting Party or continue to retain such materials, in either case at the expense of the objecting Party.

Section 6.04. Cooperation. The Parties shall reasonably cooperate with one another in a timely manner with respect to any matter arising hereunder, including the preparation and execution of memoranda and representations, the execution of any document that may be necessary or reasonably helpful in connection with any audit or contest, the filing or amending of a Tax Return or obtaining any tax opinion or private letter ruling. The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party, the requesting Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by the other Party in complying with the requesting Party’s request; provided that the other Party shall provide the requesting Party with a written notice prior to incurring any out-of-pocket costs or expenses.

Section 6.05. Copies of Tax Returns and Related Workpapers.

(a) As soon as reasonably practicable but in no event later than September 30, 2013, Remainco shall furnish the relevant portions of any and all Tax Returns, and any related workpapers as reasonably determined by Remainco, of or that includes any member of the New News Corporation Group for the past three (3) taxable years for which Tax Returns have been filed (measured as of the Distribution Date).

(b) As soon as reasonably practicable but in no event later than September 30, 2013, New News Corporation shall furnish the relevant portions of any and all Newspaper Group VAT Returns, and any related workpapers as reasonably determined by New News Corporation, of or that includes any Exiting Newspaper VAT Group Member for the past three (3) taxable years for which Newspaper Group VAT Returns have been filed (measured as of the Distribution Date).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 7.01. Representations and Warranties and Covenants.

(a) Representations and Warranties and Covenants of Remainco. Remainco hereby represents and warrants to New News Corporation, and covenants, that

(i) as of the date hereof, no member of the Remainco Group knows of any fact that is inconsistent with the Tax Representations, the conclusions of the US Ruling, the Australian Ruling or the Opinion, or the Intended Tax Treatment;

(ii) as of the date hereof, no member of the Remainco Group has any plan or intention to take any action or fail to take any action if such action or failure to act would be inconsistent with the Tax Representations;

(iii) each member of the Remainco Group will treat, on any relevant Tax Return, each part of the Restructuring and the Distribution in accordance with the Intended Tax Treatment;

(iv) no member of the Remainco Group is aware of any fact as of the date hereof or will take any action inconsistent with the Business Purpose Letter; and

(v) no member of the Remainco Group will enter into a Restricted Transaction.

(b) Representations and Warranties and Covenants of New News Corporation. New News Corporation hereby represents and warrants to Remainco, and covenants, that

(i) as of the date hereof, no member of the New News Corporation Group knows of any fact that is inconsistent with the Tax Representations, the conclusions of the US Ruling, the Australian Ruling or the Opinion, or the Intended Tax Treatment;

(ii) as of the date hereof, no member of the New News Corporation Group has any plan or intention to take any action or fail to take any action if such action or failure to act would be inconsistent with the Tax Representations;

(iii) each member of the New News Corporation Group will treat, on any relevant Tax Return, each part of the Restructuring and the Distribution in accordance with the Intended Tax Treatment;

(iv) no member of the New News Corporation Group is aware of any fact as of the date hereof or will take any action inconsistent with the Business Purpose Letter; and

(v) no member of the New News Corporation Group will enter into a Restricted Transaction or a Newco Restricted Transaction.

Section 7.02. Exceptions to Covenants.

(a) Restricted Transaction. Notwithstanding Section 7.01(a)(v) and Section 7.01(b)(v), a Party or a member of its Group may enter into a Restricted Transaction if:

(i) prior to entering into each such Restricted Transaction, the Party entering into such Restricted Transaction receives a ruling from the IRS in a form and substance reasonably satisfactory to the other Party, to the effect that the Restricted Transaction will not cause the Restructuring or the Distribution to fail to qualify for the Intended Tax Treatment in whole or in part; or

(ii) the other Party consents in writing to such Restricted Transaction (which consent may be withheld by such other Party at its sole discretion).

Each Party shall cooperate with the other Party in connection with obtaining such IRS ruling. The Party proposing to enter in a Restricted Transaction shall reimburse each member of the Group of the other Party for all reasonable out-of-pocket costs and expenses incurred by the such Group in connection with requesting or obtaining an IRS ruling pursuant to this Section 7.02(a) within thirty (30) Business Days of receiving an invoice from such other Party therefor.

(b) Newco Restricted Transaction. Notwithstanding Section 7.01(b)(v), a member of the New News Corporation Group may enter into a Restricted Transaction or Newco Restricted Transaction if Remainco consents in writing, which may be granted or withheld in the sole discretion of Remainco.

(c) No Exception to Liability. For the avoidance of doubt, notwithstanding Section 7.02(a) or Section 7.02(b), entering into a Restricted Transaction or a Newco Restricted Transaction shall be treated as a Tainting Act for all purposes of this Agreement, and each Party shall be liable for any Additional Tax, Restructuring Tax or Distribution Tax resulting from any Restricted Transaction or Newco Restricted Transaction in which such Party participates.

Section 7.03. Certain Taxing Authority Contacts by New News Corporation Group. Subject to Section 7.02(a), no member of the New News Corporation Group shall seek any guidance from the IRS or any other Taxing Authority (whether written or oral) at any time concerning the consequences of the Restructuring or the Distribution to Remainco or the Remainco Consolidated Group, including the effect of any other transactions, without prior written consent of Remainco, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8

GENERAL PROVISIONS

Section 8.01. No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Party hereto to make any payment attributable to any indemnification for Taxes or payment of Taxes hereunder, or for any Tax Benefit Attribute, for which payment has previously been made by such Party hereunder.

Section 8.02. Interest. Any payments required pursuant to this Agreement which are not made within the time period specified in this Agreement shall bear interest for the period the amount remains unpaid at a rate equal to the rate specified in Section 6621(c) of the Code.

Section 8.03. Termination. This Agreement shall remain in force and be binding so long as the applicable period for assessments or collections of Tax (including extensions) remains unexpired for any Taxes contemplated by, or indemnified against in, this Agreement.

Section 8.04. Effectiveness. The effectiveness of this Agreement and the obligations and rights created hereunder are subject to and conditioned upon the completion of the Distribution pursuant to the terms of the Separation and Distribution Agreement.

Section 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service (including overnight delivery) or by registered or certified mail (postage prepaid, return receipt requested) to Remainco and New News Corporation at their respective addresses (or at such other address as shall be specified in a notice given in accordance with this Section 8.05) listed below:

(a)	To Remainco:

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel and Tax Director

Fax: (212) 852-7896

Phone: (212) 852-7000

(b)	To New News Corporation:

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel and Tax Director

Fax: (212) 462-5596

Phone: (212) 416-3400

Section 8.06. Complete Agreement; Construction. This Agreement is intended to provide rights, obligations and covenants in respect of Taxes and shall supersede all prior agreements and undertakings, both written and oral, between members of the Remainco Group, on the one hand, and members of the New News Corporation Group, on the other, with respect to the subject matter hereof and thereof.

Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts, and by Remainco and New News Corporation in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.08. Waiver. Remainco and New News Corporation, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by the other party or parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party or parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

Section 8.09. Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Remainco and New News Corporation or (b) by a waiver in accordance with Section 8.08.

Section 8.10. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by Remainco and New News Corporation and their respective successors and permitted assigns. This Agreement cannot be assigned by Remainco or New News Corporation without the consent of the other Party.

Section 8.11. Subsidiaries. Remainco and New News Corporation shall each cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party (including predecessors and successors) or by any entity that becomes a Subsidiary of such Party on or after the Distribution Date.

Section 8.12. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of Remainco and New News Corporation and their respective Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14. Specific Performance. Remainco and New News Corporation agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

Section 8.16. Arbitration. Any conflict or disagreement arising out of the interpretation, implementation, or compliance with the provisions of this Agreement shall be finally settled pursuant to the provisions of Section 9.08 (Dispute Resolution) of the Separation and Distribution Agreement, which provisions are incorporated herein by reference.

Section 8.17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Restructuring and the Distribution is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Remainco and New News Corporation shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Restructuring and the Distribution contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.18. Costs and Expenses. Unless specifically provided herein, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 8.19. Coordination with Separation and Distribution Agreement. Except as explicitly set forth in the Separation and Distribution Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters.

IN WITNESS WHEREOF, Remainco and New News Corporation have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWS CORPORATION

By:	/s/ Paul F. Haggerty

Name:	Paul F. Haggerty

Title:	EVP, Finance – Global Tax and Benefits

NEW NEWSCORP INC

By:	/s/ Michael L. Bunder

Name:	Michael Bunder

Title:	Senior Vice President